Exhibit T3E.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
Intrum AB et al.,[1]	)	Case No. 24-90575 (CML)
)
	)	(Jointly Administered)
Debtors.	)

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF INTRUM AB AND ITS DEBTOR

AFFILIATE PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

(FURTHER TECHNICAL MODIFICATIONS)

PORTER HEDGES LLP

John F. Higgins (TX 09597500)

M. Shane Johnson (TX 24083263)

1000 Main Street, 36th Floor

Houston, TX 77002

Telephone: (713) 226-6000

Facsimile: (713) 226-6248

Email: jhiggins@porterhedges.com

sjohnson@porterhedges.com

MILBANK LLP

Dennis F. Dunne (admitted pro hac vice)

Jaimie Fedell (admitted pro hac vice)

55 Hudson Yards

New York, NY 10001

Telephone:  (212) 530-5000

Facsimile:  (212) 530-5219

Email: ddunne@milbank.com

jfedell@milbank.com

Proposed Co-Counsel to the Debtors	Proposed Co-Counsel to the Debtors

Dated: December 18, 2024

[1]	The Debtors in these chapter 11 cases are Intrum AB and Intrum AB of Texas LLC. The Debtors’ service address in these chapter 11 cases is 801 Travis Street, STE 2101, #1312, Houston, TX 77002.

i

C.	Special Provision Governing Unimpaired Claims	32
D.	Elimination of Vacant Classes	32
E.	No Waiver	32
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	32
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	33
H.	Controversy Concerning Impairment	33
I.	Subordinated Claims	33

ARTICLE IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN		33

A.	General Settlement of Claims and Interests	33
B.	Restructuring Transactions	34
C.	Sources of Consideration for Plan Distributions	34
	1. Issuance of the New Money Notes	34
	2. Equity Issuance	36
	3. SSRCF	36
	4. Amended Senior Secured Term Loan	37
	5. Exchange Notes	38
D.	Corporate Action	39
E.	Corporate Existence	40
F.	Vesting of Assets in the Reorganized Debtors	40
G.	Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents	41
H.	Effectuating Documents; Further Transactions	41
I.	Certain Securities Law Matters	42
J.	Section 1146(a) Exemption	43
K.	Employee and Retiree Benefits	43
L.	Preservation of Causes of Action	43

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		44

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	44
B.	Indemnification Obligations	46
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	46
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	46
E.	Insurance Policies	47

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	48
G.	Reservation of Rights	48
H.	Nonoccurrence of Effective Date	48
I.	Contracts and Leases Entered into after the Petition Date	49

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		49

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	49
B.	Rights and Powers of Distribution Agent	49
	1. Powers of the Distribution Agent	49
	2. Expenses Incurred on or after the Confirmation Date	49
C.	Special Rules for Distributions to Holders of Disputed Claims and Interests	50
D.	Delivery of Distributions	50
	1. Compliance Matters	50
	2. Foreign Currency Exchange Rate	51
	3. Undeliverable, and Unclaimed Distributions	51
	4. Surrender of Cancelled Instruments or Securities	52
E.	Claims Paid or Payable by Third Parties	52
	1. Claims Paid by Third Parties	52
	2. Claims Payable by Insurance Carriers	53
	3. Applicability of Insurance Policies	53
F.	Setoffs	53
G.	Allocation between Principal and Accrued Interest	53
H.	Minimum Distributions	54

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		54

A.	Disputed Claims Generally	54
B.	Objections to Claims	54
C.	Estimation of Claims	55
D.	Disallowance of Claims	55
E.	No Distributions Pending Allowance	55
F.	Distributions after Allowance	55
G.	Claim Resolution Procedures Cumulative	55
H.	Single Satisfaction of Claims and Interests	56

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		56

A.	Discharge of Claims and Termination of Interests	56
B.	Release of Liens	56
C.	Releases by the Debtors	57
D.	Releases by Holders of Claims and Interests	58
E.	Exculpation	59
F.	Injunction	60
G.	Reimbursement or Contribution	61

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		61

A.	Conditions Precedent to the Effective Date	61
B.	Waiver of Conditions Precedent	64

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		64

A.	Modification of Plan	64
B.	Effect of Confirmation on Modifications	64
C.	Withdrawal of Plan	64

ARTICLE XI RETENTION OF JURISDICTION		65

ARTICLE XII MISCELLANEOUS PROVISIONS		67

A.	Immediate Binding Effect	67
B.	Additional Documents	67
C.	Payment of Statutory Fees	67
D.	Reservation of Rights	68
E.	Successors and Assigns	68
F.	Service of Documents	68
G.	Term of Injunctions or Stays	69
H.	Entire Agreement	69
I.	Plan Supplement	69
J.	Non-Severability	70
K.	Votes Solicited in Good Faith	70
L.	Closing of Chapter 11 Cases	70
M.	Waiver or Estoppel	70
N.	Creditor Default	71
O.	2002 Notice Parties	71

INTRODUCTION

Intrum AB and its affiliated debtor as debtors-in-possession in the above-captioned chapter 11 cases (each, a “Debtor,” and collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each of the Debtors are a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2025 Eurobonds” means Notes issued under the 2025 Eurobonds Indenture.

2. “2025 Eurobonds Indenture” means the indenture dated August 5, 2020 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

3. “2025 MTN Issuance Agreement” means a notes program issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated February 10, 2012 (in each case, as amended, amended and restated, or supplemented from time to time).

4. “2025 MTNs” means, collectively: (a) the 2025 Tranche 1 MTNs; (b) the 2025 Tranche 2 MTNs; and (c) the 2025 Tranche 3 MTNs.

5. “2025 PPN Indenture” means the indenture between, among others, the Company (as issuer) and the PPN Trustee, dated December 13, 2019 (as amended, amended and restated or supplemented from time to time).

6. “2025 Tranche 1 MTNs” means SEK 1,100 million senior floating rate medium term notes due 2025, issued by the Company pursuant to terms and conditions dated 3 May 2023 with ISIN SE0013105533 and pursuant to the 2025 MTN Issuance Agreement.

7. “2025 Tranche 2 MTNs” means SEK 400 million senior fixed rate medium-term notes due 2025, issued by the Company pursuant to the terms and conditions dated 3 May 2023 with ISIN SE0013105525 and pursuant to the 2025 MTN Issuance Agreement.

8. “2025 Tranche 3 MTNs” means SEK 1,250 million senior floating rate medium term notes due 2025, issued by the Company pursuant to notes terms and conditions dated 25 June 2018 with ISIN SE0013104080 and pursuant to the 2025 MTN Issuance Agreement.

9. “2026 Eurobonds” means Notes issued under the 2026 Eurobonds Indenture.

10. “2026 Eurobonds Indenture” means the indenture dated July 31, 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

11. “2026 MTNs” means the SEK 1,000 million senior floating rate medium-term notes due 2026, issued by the Company, with ISIN SE0013360435, in each case pursuant to a notes program issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (in each case, as amended, amended and restated or supplemented from time to time). “2027 Eurobonds” means Notes issued under the 2027 Eurobonds Indenture.

12. “2027 Eurobonds Indenture” means the indenture dated September 19, 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

13. “2028 Eurobonds” means Notes issued under the 2028 Eurobonds Indenture.

14. “2028 Eurobonds Indenture” means the indenture dated December 14, 2022 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

15. “Abstaining Creditor” has the meaning ascribed to such term in the Lock-Up Agreement.

16. “Additional Backstop Provider” means any person who accedes to the Backstop Agreement and Lock-Up Agreement as a Backstop Provider on or after the date of the Backstop Agreement.

17. “Additional Consenting Noteholders” means any person which has become a Consenting Noteholder in accordance with the Lock-Up Agreement on or after the effective date of the Lock-Up Agreement.

18. “Additional Participating Lender” means any person which has become a Participating Lender in accordance with the Lock-Up Agreement on or after the effective date of the Lock-Up Agreement.

19. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) the Backstop Fees; (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (e) the Restructuring Expenses.

20. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

21. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

22. “Agents” means, collectively, the RCF Facility Agent, the agent under the Senior Secured Term Loan, and the Security Agent.

23. “Agents/Trustees” means, collectively, the Agents and the Notes Trustees.

24. “Agreed Steps Plan” means the implementation steps for the Restructuring Transactions as agreed in accordance with the Lock-Up Agreement.

25. “Allowed” means, as to a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, other than with respect to Administrative Claims not otherwise Allowed, (a) there is no requirement to File a Proof of Claim to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

26. “Amended and Restated Senior Secured Term Loan” means the credit facility amending the Senior Secured Term Loan as provided under the Amended Senior Secured Term Loan Credit Agreement.

27. “Amended and Restated Senior Secured Term Loan Credit Agreement” means the definitive credit agreement governing the Amended Senior Secured Term Loan, which shall be consistent in all material respects with the Amended Senior Secured Term Loan Term Sheet.

28. “Amended and Restated Senior Secured Term Loan Term Sheet” means the Amended Piraeus Facility Term Sheet attached to the Plan Supplement as Exhibit Q.

29. “Ancillary Facility” has the meaning set forth in the Facility Agreement.

30. “Ancillary Facility Claim” means a Claim under any Ancillary Facility.

31. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code, or other similar or related state, federal, or foreign statutes, common law, or other applicable law.

32. “Backstop Agreement” means the agreement attached as Exhibit C to the Disclosure Statement, dated on July 10, 2024, setting out the terms of the backstop commitments provided by the Backstop Providers to backstop the entirety of the issuance of New Money Notes (as may be further amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof).

33. “Backstop Fee” means the fee to be provided to the Backstop Providers in accordance with the Backstop Agreement equal to 3.0% of the aggregate principal amount of New Money Notes.

34. “Backstop Providers” means, collectively, (a) each person identified as such in a signature page to the Lock-Up Agreement and Backstop Agreement, and (on and from the time of their accession), and (b) each Additional Backstop Provider.

35. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

36. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court having jurisdiction over the Chapter 11 Cases.

37. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

38. “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

39. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

40. “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law, whether arising under any state or federal law or regulation of the United States of America or of any law or regulation in any other jurisdiction. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any state or foreign law fraudulent transfer or similar claim; and (g) any other Avoidance Action.

41. “Certificate” means any instrument evidencing a Claim or Interest.

42. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, any case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, any procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

43. “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.

44. “Claims and Noticing Agent” means Kroll Restructuring Administration LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

45. “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

46. “Class” means a class of Claims or Interests, as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

47. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

48. “Combined Hearing” means the hearing(s) before the Bankruptcy Court, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1125, 1128 and 1129 of the Bankruptcy Code at which the Debtors seek entry of the Combined Order.

49. “Combined Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, and approving the Backstop Agreement, including the Backstop Fee.

50. “Company” means Intrum AB (publ), a public limited liability company registered under the laws of Sweden with registration number 556607-7581.

51. “Confirmation” means entry of the Combined Order on the docket of the Chapter 11 Cases.

52. “Confirmation Date” means the date on which the Bankruptcy Court enters the Combined Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

53. “Consent Fee Eligible Consenting Eurobond Noteholder” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a party to the Lock-Up Agreement as a Consenting Noteholder prior to the Consent Fee Deadline (as defined in the Lock-Up Agreement) and remains a Consenting Creditor on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

54. “Consent Fee Eligible Participating Lender” means: (i) each Original Participating Lender; and (ii) each Participating Lender (other than an Original Participating Lender) who becomes an Additional Participating Lender on or before the Lock-Up Deadline (as defined in the Lock-Up Agreement), and remains a Participating Lender on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

55. “Consenting Creditor” means, notwithstanding that any such Consenting Creditor may be an Abstaining Creditor, a Consenting Noteholder or a Participating Lender, as the context requires.

56. “Consenting Noteholders” means (i) the Original Consenting Noteholders; (ii) any Holder of Notes Claims which has become an Additional Consenting Noteholder in accordance with the Lock-Up Agreement, in each case in respect of its Locked-Up Notes Debt unless, in each case, it has ceased to be a Consenting Noteholder in accordance with the Lock-Up Agreement.

57. “Consummation” means the occurrence of the Effective Date.

58. “Core Noteholder Group” means the Notes Ad Hoc Group and each other Original Consenting Noteholder identified as a member of the Core Noteholder Group in its signature page to the Lock-Up Agreement.

59. “Covered Entities” has the meaning ascribed to it in Article VIII.E.

60. “Covered Matters” has the meaning ascribed to in Article VIII.E.

61. “Cure” means the payment of a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

62. “Cure Amount” means as applicable, (i) the payment of Cash by the Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) Cure a monetary default by the Debtor in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtor to assume such Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or (ii) the payment of Cash by the Debtor in an amount required by section 1124(2) of the Bankruptcy Code to Reinstate a Claim.

63. “Debtor” or “Debtors” has the meaning provided in the preamble of this Plan.

64. “Debtor Release” means the releases by the Debtors set forth in Article VIII.C herein.

65. “Definitive Documents” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including: (i) the Lock-Up Agreement (and all exhibits and other documents and instruments related thereto); (ii) the Financing Order; (iii) the Plan and the Plan Supplement (and all exhibits and other documents and instruments related thereto and included therein); (iv) the Disclosure Statement and the Solicitation Materials; (v) the Combined Order; (vi) the Scheduling Order; (vii) the First Day Pleadings and the First Day Orders; (viii) the Transaction Documents; (ix) any other document or agreement necessary or advisable to be entered into, adopted, or filed to implement the Restructuring Transactions; and (x) any motion, brief, or pleading filed by the Debtors or by any Company Affiliate or its “foreign representative” (or equivalent, as applicable) in these Chapter 11 Cases, the Swedish Company Reorganisation Process, or any related proceeding, including any motion, brief, or pleading seeking approval or confirmation of any of the foregoing Definitive Documents, which shall in each case, (a) be subject to the consent rights as set forth in the Lock-Up Agreement and (b) be in an agreed form as set forth in the Lock-Up Agreement.

66. “Disclosure Statement” means the Disclosure Statement relating to this Plan, dated as of October 17, 2024, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

67. “Disputed” means a Claim or an Interest or any portion thereof: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

68. “Distribution” means a distribution made or facilitated by a Distribution Agent pursuant to the Plan.

69. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate Distributions in accordance with the Plan.

70. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make Distributions to Holders of Allowed Claims entitled to receive Distributions under the Plan.

71. “Early Bird Consent Fee Deadline” means 11:59 pm (London time) on September 2, 2024 or such later date as may be agreed to in writing pursuant to the terms of the Lock-Up Agreement.

72. “Early Bird Eligible Consenting Eurobond Noteholder” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a party to the Lock-Up Agreement as a Consenting Noteholder prior to the Early Bird Consent Fee Deadline and remains a Consenting Noteholder on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

73. “Early Bird Eurobond Consent Fee” means in respect of an Early Bird Eligible Consenting Eurobond Noteholder, an early bird consent fee equal to a further 0.5% of the aggregate principal amount of its Locked-Up Debt (as defined in the Lock-Up Agreement) comprising Eurobonds as of the Early Bird Consent Fee Deadline and described in further detail in the Lock-Up Agreement.

74. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

75. “Effective Date Failed CP Notice” means a notice delivered after the Long-Stop Time by the Majority Core Noteholder Group or the Majority Participating Lenders (in each case, acting reasonably) stating in writing that a condition precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan cannot be satisfied by September 30, 2025 in a manner reasonably acceptable to the party delivering such notice and that they will not waive such condition precedent.

76. “Enhanced Majority MTN Consent Fee” means, in respect of a Participating MTN Holder, a consent fee in respect of each relevant MTN Issuance in which it holds Notes, equal to 0.25% of the aggregate principal amount of its Notes Claims in that MTN Issuance.

77. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

78. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

79. “Eurobond Consent Fee” means in respect of a Consent Fee Eligible Consenting Eurobond Noteholder, a consent fee equal to 0.5% of the aggregate principal amount of its Locked-Up Notes Debt comprising Eurobonds as of the Noteholder Record Date and described in further detail in the Lock-Up Agreement.

80. “Eurobond Trustee” means Citibank, N.A., London Branch.

81. “Eurobonds” means (a) the 2025 Eurobonds; (b) 2026 Eurobonds; (c) the 2027 Eurobonds; (d) the 2028 Eurobonds; and (e) the PPNs.

82. “Exchange Notes” means the new secured notes to be issued by HoldCo (or such other Entity as may be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group) under the Exchange Notes Indenture pursuant to the Plan consistent with the terms as set forth in the Plan Supplement and the Lock-Up Agreement.

83. “Exchange Notes Indenture” means that certain indenture which shall govern the Exchange Notes.

84. “Exculpated Party” means, collectively, and in each case in its capacity as such and, in each case, to the maximum extent permitted by law, the Debtors.

85. “Exculpation” means the exculpation provision set forth in Article VIII.E hereof.

86. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

87. “Existing Equity Interests” means any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Intrum AB, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

88. “Facility Agreement” means the revolving facility agreement originally dated 6 December 2019 between, among others, the Company, Lock TopCo AS, a private limited liability company (aksjeselskap) registered under the laws of Norway with registration number 913 852 508, the Security Agent and Swedbank AB (Publ) as facility agent (as amended, amended and restated, modified or supplemented from time to time, including by an amendment and restatement deed dated 7 December 2020, and including all exhibits and other documents and instruments related thereto).

89. “Facility Agreement Amendments Documents” means the SSRCF Credit Agreement and any and all documents (other than the Notes Amendments Documents, the New Money Documents and the Restructuring Documents (as defined in the Lock-Up Agreement) except with respect to the Intercreditor Agreement and New Security Documents, which shall, for the avoidance of doubt, each be a Facility Agreement Amendments Document) required to effect the amendment of the Facility Agreement in accordance with the Lock-Up Agreement.

90. “Facility Agreement Documents” means, collectively, the Facility Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith.

91. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Claims and Noticing Agent or the Bankruptcy Court.

92. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

93. “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal, seek certiorari, or move for new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order could be appealed or from which certiorari could be sought, or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

94. “Financing Order” means the Interim Order (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) or the Final Order (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b).

95. “First Day Orders” means any interim or Final Order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time).

96. “First Day Pleadings” means all motions, applications, notices or other pleadings that the Debtors File or propose to File in connection with the commencement of the Chapter 11 Cases and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the proposed First Day Orders.

97. “General Unsecured Claim” means any Claim that is not a Secured Claim, other than (a) Administrative Claims, (b) Priority Tax Claims, (c) Other Priority Claims, or (d) Notes Claims.

98. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

99. “HoldCo” means Intrum Investments and Financing AB, a company registered under the laws of Sweden with registration number 559481-4906.

100. “Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

101. “Holding Period Trust” means a trust to be established on customary terms for a fixed period of twelve months following the Effective Date to hold certain Distributions in accordance with the Lock-Up Agreement.

102. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

103. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, indemnification agreements, employment agreements, engagement letters, or other contracts, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, managers’, employees’, attorneys’, other professionals’, and agents’ respective Affiliates.

104. “Insurance Policies” means all insurance policies issued or providing coverage at any time to any of the Debtors or any of their predecessors and all agreements, documents, letters of indemnity, or instruments relating thereto.

105. “Insurer” means any company or other entity that has issued or entered into an Insurance Policy, any third-party administrator, and any respective predecessors or affiliates thereof.

106. “Intercompany Claim” means any Claim against a Debtor held by another Debtor or a member of the Intrum Group.

107. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

108. “Intercreditor Agreement” means the intercreditor agreement, originally dated June 26, 2017 between, amongst others, the Company and the Security Agent (as amended, supplemented, or restated from time to time, including by amendment agreement dated January 15, 2020).

109. “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement).

110. “Intrum Group” means Intrum AB, its subsidiaries, and the other entities controlled by Intrum AB or its subsidiaries.

111. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

112. “Lender Record Date” has the meaning set forth in the Lock-Up Agreement.

113. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

114. “Lock-Up Agreement” means that certain Lock-Up Agreement, a redacted version of which is attached as Exhibit B to the Disclosure Statement dated July 10, 2024, by and among the Company and the Consenting Creditors and the other parties who signed the signature pages thereto, including all exhibits and attachments thereto, as amended pursuant to an amendment and restatement agreement dated August 15, 2024, as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

115. “Locked-Up Facility Agreements Debt” means, in relation to:

(a)

an Original Participating Lender, the amount of RCF Claims held by that Participating Lender from time to time, including: (i) the amount of RCF Claims stated in the most recent Confidential Annexure (as defined in the Lock-Up Agreement) delivered by that Original Participating Lender to the Information Agent (as defined in the Lock-Up Agreement) in accordance with the Lock-Up Agreement or, if the Original Participating Lender has not delivered a Confidential Annexure (as defined in the Lock-Up Agreement) to the Information Agent (as defined in the Lock-Up Agreement), the amount of RCF Claims stated in Schedule 1 (Original Participating Lenders) of the LUA Amendment and Restatement Agreement to the Lock-Up Agreement, plus (ii) any accrued and unpaid interest (including any default interest) thereon, plus (iii) the principal amounts of any other RCF Claims plus any accrued and unpaid interest (including any default interest) transferred to it after the Second Effective Date (as defined in the Lock-Up Agreement), plus (iv) all additional RCF Claims that become locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in Schedule 1 of the LUA Amendment and Restatement Agreement or such Original Participating Lender’s most recent Confidential Annexure (if any); and

(b)

a Participating Lender other than an Original Participating Lender, the amount of RCF Claims held by that Participating Lender from time to time, including: (i) the amount of RCF Claims stated in the most recent Confidential Annexure (as defined in the Lock-Up Agreement) delivered by that Participating Lender to the Information Agent (as defined in the Lock-Up Agreement) in accordance with the Lock-Up Agreement, plus (ii) any accrued and unpaid interest (including any default interest) thereon, plus (iii) the principal amounts of any other RCF Claims plus any accrued and unpaid interest (including any default interest) transferred to it after the date on which it acceded to the Lock-Up Agreement, plus (iv) all additional RCF Claims that becomes locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in such Participating Lender’s most recent Confidential Annexure (as defined in the Lock-Up Agreement)).

116. “Locked-Up Notes Debt” means in relation to each Consenting Noteholder, the amount of Notes Claims held by that Consenting Noteholder from time to time, including: (a) the amount of Notes Claims stated in its signature pages to the Lock-Up Agreement plus any accrued and unpaid interest (including any default interest) thereon and the principal amounts of any other Notes Claims transferred to it after the First Effective Date (as defined in the Lock-Up Agreement), in each case excluding any Notes Claims held by it as a broker-dealer in its capacity as a Qualified Market-maker (as defined in the Lock-Up Agreement); and (b) all additional Notes Claims that have become locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in such Holder’s signature pages to the Lock-Up Agreement), in each case to the extent not reduced or transferred by such Consenting Noteholder under and in accordance with the Lock-Up Agreement.

117. “Long-Stop Time” means (a) 11:59 p.m. (London time) on March 31, 2025, or (b) (i) if a Compromise Process (as defined in the Lock-Up Agreement) has been Launched (as defined in the Lock-Up Agreement) and remains ongoing as at March 31, 2025, 11:59 p.m. (London time) on May 31, 2025 or (ii) otherwise, such later date and time as may be extended in writing (whether pursuant to a single extension or multiple extensions) with the agreement of each of the Company and the Majority Consenting Creditors; provided that such date shall not be extended beyond May 31, 2025 without the prior written consent of all Consenting Creditors.

118. “LUA Amendment and Restatement Agreement” means the amendment and restatement agreement to the Lock-Up Agreement dated 15 August 2024 between the Company, the Information Agent (as defined therein), and certain other parties thereto.

119. “LUA Compliance Certificate” means a certificate signed by an officer of the Company and dated not more than 10 days before the Effective Date confirming that the Company has continued to comply with each of the restrictions and covenants set out in the Lock-Up Agreement (as they apply to the Company and to the Company’s obligations to procure compliance by each other member of the Group (as defined in the Lock-Up Agreement) with any such restrictions and covenants) in all material respects since the termination of the Lock-Up Agreement or where the Company failed to comply with any such restriction or covenant (or such obligation to procure) set out in the Lock-Up Agreement in any material respect and where failure to comply was capable of remedy, such failure to comply was remedied within five (5) Business Days of the date on which the Company became aware of the failure to comply or the Majority Core Noteholder Group or the Majority Participating Lenders delivered a notice to the Company alleging failure to comply, as if the Lock-Up Agreement were still in full force and effect.

120. “Majority Consenting Creditors” means: (a) the Majority Consenting Noteholders and (b) the Majority Participating Lenders.

121. “Majority Consenting Noteholders” means Consenting Noteholders whose Locked-Up Notes Debt represents at least 50% by value of the aggregate Locked-Up Notes Debt held by all Consenting Noteholders at the relevant time.

122. “Majority Core Noteholder Group” means one or more members of the Core Noteholder Group whose principal amount outstanding of Locked-Up Notes Debt represents more than 50% by value of the aggregate Locked-Up Notes Debt of all members of the Core Noteholder Group at the relevant time.

123. “Majority Participating Lenders” means the Participating Lenders whose Locked-Up Facility Agreements Debt represents at least 66 2⁄3% by value of the aggregate Locked-Up Facility Agreement Debt of all Participating Lenders, at the relevant time.

124. “MTN Agent” means Nordic Trustee & Agency AB (publ).

125. “MTN Terms and Conditions” means the terms and conditions governing each MTN Issuance including, for the avoidance of doubt, any final terms.

126. “MTNs” means, collectively: (a) the 2025 MTNs and (b) the 2026 MTNs and each of the notes referred to in the foregoing clauses (a) and (b) above shall be referred to individually as an “MTN Issuance”.

127. “New Money Documents” means any and all documents (other than the Facility Agreement Amendments Documents, the Notes Amendments Documents, and the Restructuring Documents) required to effect the issuance of the New Money Notes in accordance with, and in terms consistent with, the Lock-Up Agreement, the Agreed Steps Plan, and the Restructuring Implementation Deed, which the Debtors and the Consenting Creditors anticipate will include, without limitation: (a) the New Money Notes Indenture; (b) the New Money Notes Purchase Agreement; and (c) the escrow agreement relating to the New Money Notes.

128. “New Money Notes” means the notes to be issued under and governed by the New Money Notes Indenture.

129. “New Money Notes Indenture” means the indenture to be entered into relating to the New Money Notes between, among others, the issuer of the New Money Notes, the guarantors party thereto, the trustee and the security agent thereto.

130. “New Money Notes Purchase Agreement” means the note purchase agreement to be entered into between, among others, the issuer of the New Money Notes, the guarantors party thereto and each purchaser of New Money Notes party thereto.

131. “New Security Documents” means each document governing security to be granted in accordance with the SSRCF Credit Agreement, New Money Notes Indenture, the Exchange Notes Indenture, the Amended and Restated Senior Secured Term Loan Credit Agreement, the Restructuring Implementation Deed, and the Agreed Steps Plan.

132. “Nominee” means, with respect to each Consenting Creditor and, for the purposes of the Backstop Agreement, each Backstop Provider, its (i) Affiliates, Related Funds (as defined in the Lock-Up Agreement), branches, or controlled co-investment vehicles or (ii) any other related person approved by the Company (acting reasonably and in good faith) to receive any of its entitlements or rights and obligations pursuant to the Restructuring Transactions to the fullest extent permitted by applicable law; provided that each such Consenting Creditor (or Backstop Provider, as the case may be) still remains and shall remain liable and responsible for the performance of all obligations assumed by any such person on its behalf and non-performance by any such person of any obligations of a Consenting Creditor shall not relieve such Consenting Creditor from its obligations under the Lock-Up Agreement.

133. “Noteholder Ordinary Shares” means new equity to be issued by the Company, being, as of the Effective Date, 10% of the ordinary shares in the capital of the Company on a fully diluted basis, on the terms set out more fully in the Lock-Up Agreement, the. Restructuring Implementation Deed, and the Agreed Steps Plan.

134. “Noteholder Record Date” means such date and time as shall be agreed between the Company and the Majority Core Noteholder Group (each using their reasonable endeavors to ensure the date and time is agreed not less than ten (10) Business Days prior to such date and time).

135. “Notes” means: (a) the Eurobonds and (b) the MTNs, in each case which remain outstanding as of the Petition Date.

136. “Notes Ad Hoc Group” has the meaning set forth in the Lock-Up Agreement.

137. “Notes Ad Hoc Group Advisors” means the Notes Ad Hoc Group Counsel and the Notes Ad Hoc Group Financial Advisors.

138. “Notes Ad Hoc Group Counsel” means Latham & Watkins LLP and Latham & Watkins (London) LLP, and Advokatfirmaet Schjødt AS, filial or any of their respective affiliates, local bankruptcy counsel to the Notes Ad Hoc Group, other local counsel or conflicts counsel retained by the Notes Ad Hoc Group, or any of their respective affiliates, or partnerships, as legal counsel to the Notes Ad Hoc Group.

139. “Notes Ad Hoc Group Financial Advisors” means PJT Partners (UK) Limited or any successor financial advisor to the Notes Ad Hoc Group.

140. “Notes Amendments Documents” means any and all documents, agreements and instruments (other than the Facility Agreement Amendments Documents and the New Money Documents), including the Exchange Notes Indenture, required to propose, implement and consummate the exchange of the Notes in accordance with the Lock-Up Agreement, the Agreed Steps Plan, and the Restructuring Implementation Deed.

141. “Notes Claims” means Claims on account of the Notes.2

142. “Notes Trustees” means the Eurobond Trustee, the PPN Trustee and the MTN Agent (if any).

143. “Original Consenting Noteholders” means each Noteholder (as defined in the Lock-Up Agreement) identified in the signature pages to the Lock-Up Agreement.

144. “Original Participating Lender” has the meaning ascribed to such term in the Lock-Up Agreement.

145. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

146. “Other Secured Claim” means any Secured Claim against the Debtors other than the RCF Claims and the Senior Secured Term Loan Claims.

147. “Participating Eurobond Holder” means a Holder of Participating Eurobonds.

148. “Participating Eurobonds” means the outstanding Eurobonds.

149. “Participating Lender” means the Original Participating Lenders and the Additional Participating Lenders.

[2]	For the avoidance of doubt, no Restructuring Expenses shall be deemed Notes Claims.

150. “Participating MTN Holder” means a Holder of Participating MTNs.

151. “Participating MTNs” means the outstanding 2025 MTNs and 2026 MTNs.

152. “Participating Notes Claim” means Claims held by Participating Eurobond Holders and Participating MTN Holders.

153. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

154. “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

155. “Plan” means this chapter 11 plan, as altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

156. “Plan Supplement” means any supplemental appendix to the Plan, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended, modified or supplemented from time to time in accordance with the terms of the Plan, the Lock-Up Agreement, the Restructuring Implementation Deed, the Bankruptcy Code, and the Bankruptcy Rules. The Plan Supplement shall be Filed with the Bankruptcy Court at least seven (7) days prior to the deadline to object to Confirmation.

157. “PPN Trustee” means Citibank, N.A., London Branch.

158. “PPNs” means the Notes issued pursuant to the 2025 PPN Indenture.

159. “Prepetition Finance Documents” means the 2025 PPN Indenture, the Facility Agreement, the 2025 Eurobond Indenture, the 2026 Eurobond Indenture, the 2027 Eurobond Indenture, the 2028 Eurobond Indenture, and the MTN Terms and Conditions.

160. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

161. “pro rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

162. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

163. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

164. “Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

165. “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

166. “Proof of Claim” means a proof of Claim against any of the Debtors Filed in the Chapter 11 Cases.

167. “RCF Claims” mean any Claim against any Debtor derived from, based upon, or arising under the Facility Agreement or the Facility Agreement Documents including, for the avoidance of doubt, all Ancillary Facility Claims.3

168. “RCF Closing Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Lender Record Date in accordance with the Lock-Up Agreement and occurrence of the Effective Date.

169. “RCF Facility Agent” means the “Facility Agent” from time to time under, and as defined in, the Facility Agreement.

170. “RCF Facility Agent Counsel” means the legal counsel engaged by the RCF Facility Agent including, but not limited to, in connection with the negotiation and implementation of the Restructuring (as defined in the Lock-Up Agreement) and the implementation of the Plan, including, but not limited to, any local counsel or conflicts counsel retained by the RCF Facility Agent in each applicable jurisdiction.

171. “RCF Forbearance Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Implementation Milestone 1 Date (under, and as defined in, the Lock-Up Agreement) payable in accordance with the Lock-Up Agreement.

172. “RCF Lock-Up Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Lender Record Date payable in accordance with the Lock-Up Agreement and subject to the occurrence of the Effective Date.

173. “RCF SteerCo Group” has the meaning set forth in the Lock-Up Agreement.

174. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

[3]	For the avoidance of doubt, no Restructuring Expenses shall be deemed RCF Claims.

175. “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.

176. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, control persons, investment committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), interest holders, affiliated investment funds or investment vehicles, managed accounts, or funds (including any beneficial holder for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including any attorneys or professionals retained by any current or former director or manager of a Debtor in his or her capacity as director or manager as a Debtor), each in their capacity as such.

177. “Released Party” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each member of the Core Noteholder Group; (e) each member of the RCF SteerCo Group; (f) the Notes Ad Hoc group and its members; (g) each Agent; (h) each Notes Trustee; (i) Holders of Claims other than General Unsecured Claims; (j) each current and former wholly-owned Affiliate (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clause (a) through the following clause (k); and (k) each Related Party (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clauses (a) through this clause (i); provided that, in each case, an Entity shall not be a Released Party if it (x) timely elects to opt out of the releases contained in Article VIII hereof in accordance with the Solicitation Materials provided to such party and the Scheduling Order; or (y) timely objects to the releases contained in Article VIII hereof and such objection is not resolved before Confirmation; provided, further, that for the avoidance of doubt, any opt-out election made by a Consenting Creditor shall be void ab initio.

178. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each member of the Core Noteholder Group; (e) each member of the RCF SteerCo Group; (f) the Notes Ad Hoc Group and each of its members; (g) each Agent; (h) each Notes Trustee; (i) Holders of Claims other than General Unsecured Claims; (j) each current and former wholly-owned Affiliate (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clause (a) through the following clause (k); and (k) each Related Party (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clauses (a) through this clause (i); provided that, in each case, an Entity shall not be a Releasing Party if it (x) timely elects to opt out of the releases contained in Article VIII hereof in accordance with the Solicitation Materials provided to such party and the Scheduling Order; or (y) timely objects to the releases contained in Article VIII hereof and such objection is not resolved before Confirmation.

179. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date.

180. “Restructuring Expenses” means all reasonably incurred, documented and invoiced and outstanding fees, costs and expenses of the Security Agent Counsel, the Notes Ad Hoc Group Advisors, the RCF Facility Agent Counsel, the Senior Secured Term Loan Lender Counsel, and the SteerCo Advisors accrued since the inception of their respective engagements (whether invoiced to the Company directly or, in the case of the SteerCo Advisors, via a member of the RCF SteerCo Group and in the case of the RCF Facility Agent Counsel and the Security Agent Counsel, via the RCF Facility Agent or the Security Agent (respectively)).

181. “Restructuring Implementation Deed” means the implementation deed setting out the steps to implement the Plan as agreed to by the Majority Core Noteholder Group and the Majority Participating Lenders in accordance with the Lock-Up Agreement.

182. “Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, formations, dissolutions or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan, including those transactions described in Article IV.B.

183. “Rights Offering” means the rights offering of the New Money Notes on the terms and conditions set forth in the Lock-Up Agreement and the Rights Offering Documents. The Rights Offering will be backstopped by the Backstop Providers on the terms set forth in the Backstop Agreement.

184. “Rights Offering Documents” means collectively the Backstop Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

185. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents.

186. “Schedule of Retained Causes of Action” means the schedule of Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, which shall be included in the Plan Supplement.

187. “Scheduling Order” means the order of the Bankruptcy Court setting the Combined Hearing and approving the solicitation procedures with respect to the Solicitation Materials.

188. “Secured Claim” means a Claim: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim. For the avoidance of doubt, the RCF Claims and Senior Secured Term Loan Claims shall be Secured Claims.

189. “Securities Act” means the U.S. Securities Act of 1933, as amended.

190. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

191. “Security Agent” means the “Security Agent” from time to time under, and as defined in, the Intercreditor Agreement.

192. “Security Agent Counsel” means the legal counsel engaged by the Security Agent including, but not limited to, in connection with the negotiation and implementation of the Restructuring (as defined in the Lock-Up Agreement) and the implementation of the Plan including but not limited to, any local counsel or conflicts counsel retained by the Security Agent in each applicable jurisdiction.

193. “Senior Secured Term Loan” means the €100 million term loan facility made available to the Company by Piraeus Bank S.A., Frankfurt Branch, pursuant to a term facility agreement dated 10 November 2023.

194. “Senior Secured Term Loan Consent Letter” means the consent request letter relating to the Senior Term Loan Agreement dated December 9, 2024, between the Company and the Senior Secured Term Loan Lender.

195. “Senior Secured Term Loan Facility Agent” means Piraeus Bank S.A.

196. “Senior Secured Term Loan Claims” means claims related to the Senior Secured Term Loan.

197. “Senior Secured Term Loan Lender” means a “Lender” under, and as defined in, the Senior Secured Term Loan.

198. “Senior Secured Term Loan Lender Counsel” means Allen Overy Shearman Sterling LLP (and its affiliates and associated firms), Advokatfirman RE:FI STHLM AB, in each case acting in their capacity as legal counsel to the Senior Secured Term Loan Facility Agent.

199. “Simple Majority MTN Consent Fee” means, in respect of a Participating MTN Holder in respect of each relevant MTN Issuance in which it holds Notes, a fee equal to 0.75% of the aggregate principal amount of its Notes in that MTN Issuance.

200. “Solicitation Materials” means any materials used in connection with solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan and opting of the Third-Party Release.

201. “SSRCF” means the credit facility provided for under the SSRCF Credit Agreement.

202. “SSRCF Credit Agreement” means the definitive credit agreement governing the SSRCF, to be agreed in accordance with the Lock-Up Agreement and executed on or around the Effective Date.

203. “SteerCo Advisors” means the SteerCo Counsel and the SteerCo Financial Advisors.

204. “SteerCo Counsel” means Clifford Chance LLP (and its affiliated and associated firms) and Roschier Advokatbyrå AB and any other local counsel or conflicts counsel retained by the RCF SteerCo Group, in each case acting in their capacity as advisor to the RCF SteerCo Group.

205. “SteerCo Financial Advisors” means N.M. Rothschild & Sons Limited and Alvarez & Marsal Nordics AB.

206. “Subscription Rights” means the rights provided to eligible record Holders of Notes Claims consistent with the Lock-Up Agreement and the Rights Offering Documents to participate in the Rights Offering.

207. “Swedish Company Reorganisation Process” means a Swedish company reorganisation process (Sw. företagsrekonstruktion) of the Company under the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion).

208. “Swedish Court” means the District Court of Stockholm (Sw. Stockholms tingsrätt) (or any relevant court of appeal), contemplated to confirm the Swedish Reorganisation Plan.

209. “Swedish RP Certificate” means a certificate signed by an officer of the Company and issued not earlier than May 15, 2025 confirming that: (1) the Company has (a) filed a request for plan negotiations (including the Swedish Reorganisation Plan) in the Swedish Company Reorganisation Process; (b) voting on the Swedish Reorganisation Plan has occurred; (c) creditors have approved by no later than May 30, 2025 the Swedish Reorganisation Plan in the requisite majorities required for the confirmation of the Swedish Reorganisation Process; and (d) there are no events or circumstances (including but not limited to actual or potential appeals) existing which would or could reasonably prevent the Swedish Reorganisation Plan from being approved by the court by September 30, 2025, (2) the Plan has been confirmed pursuant to section 1129 of the Bankruptcy Code (3) the Long-Stop Time is expected to occur prior to the Restructuring Effective Date (as defined in the Lock-Up Agreement) due to delays as a result of (directly or indirectly) the Swedish Reorganisation Process; (4) no event or circumstance has occurred which would or could reasonably be expected to prevent the Restructuring (as defined in the Lock-Up Agreement) from being implemented by September 30, 2025; and (5) a Material Adverse Event (as defined in the Lock-Up Agreement) has not occurred, and the Company does not reasonably believe any such Material Adverse Effect will occur before September 30, 2025.

210. “Swedish Reorganisation Plan” means the reorganisation plan to be filed with the Swedish Court, to be approved by affected parties (or a sufficient majority of classes), and ultimately confirmed by the Swedish Court as part of the Swedish Company Reorganisation Process.

211. “Swedish Reorganisation Plan Confirmation” means the decision by the Swedish Court confirming the Swedish Reorganisation Plan, which confirmation shall be final and binding (Sw. lagakraftvunnen).

212. “Third-Party Release” means the releases by Holders of Claims and Interests set forth in Article VIII.D herein.

213. “Transaction Documents” means: (i) the Intercreditor Agreement, as amended, restated, or replaced; (ii) the Facility Agreement Amendments Documents; (iii) the Notes Amendments Documents; (iv) the New Money Documents; (v) the Exchange Notes Indenture; (vi) the Amended Senior Secured Term Loan Credit Agreement; (vii) the Agreed Steps Plan; (viii) the Restructuring Implementation Deed; (ix) the Rights Offering Documents; and (x) all documents required to effectuate the Noteholder Ordinary Share issuance.

214. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

215. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

216. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

B.	Rules of Interpretation; Computation of Time

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, where a document or agreement referred to in this Plan is terminated on or before the Effective Date, a reference to such document or agreement shall be a reference to the document or agreement as it stood immediately prior to its termination; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (f) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (j) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (k) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (l) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

C.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as with respect to the documents entered into to effect the Swedish Company Reorganisation Process, in which case Swedish law shall control, or as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

D.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

E.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors to the extent the context requires.

F.	Consent and Consultation Rights

Notwithstanding anything in this Plan, the Disclosure Statement, or the Combined Order to the contrary, any and all consent, consultation, and approval rights of the parties to the Lock-Up Agreement and/or Restructuring Implementation Deed set forth therein with respect to the form and substance of this Plan, any Definitive Document, any Transaction Document, all exhibits to the Plan, Disclosure Statement, and the Plan Supplement, or any other document with respect to the implementation of the Plan and the Restructuring Transactions, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including with respect to the applicable definitions in Article I.A) and be fully enforceable as if stated in full herein. Failure to reference in this Plan the rights referred to in the immediately preceding sentence as such rights relate to any document referenced in the Lock-Up Agreement and/or Restructuring Implementation Deed, as applicable, shall not impair such rights and obligations. In case of a conflict between the consent rights of the parties to the Lock-Up Agreement and/or Restructuring Implementation Deed that are set forth in the Lock-Up Agreement and/or Restructuring Implementation Deed, as applicable, with those parties’ consent rights that are set forth in the Plan, the Plan Supplement, the Disclosure Statement, or the Combined Order, the consent rights in the Lock-Up Agreement and/or Restructuring Implementation Deed shall control.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Combined Order). In the event of any inconsistency between the Plan, the Plan Supplement or the Disclosure Statement, on one hand, and the Combined Order, the Combined Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Combined Order and the notice of entry of the Combined Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement.

B.	Professional Fee Claims

1.	Professional Fee Claims

All applications for final allowance of Professional Fee Claims must be Filed and served on the Reorganized Debtors and such other Entities who are designated in the Combined Order no later than twenty-one (21) days after the Effective Date. The Professional Fee Claims owed to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Allowed Professional Fee Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. To the extent that the funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Allowed Professional Fee Claims owed to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional by no later than thirty (30) days after the Filing of the applicable final application for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Escrow Account, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account and shall use such funds to pay only the Professional Fee Claims, as and when Allowed by order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Escrow Account to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Debtors or the Reorganized Debtors.

2.	Professional Fee Escrow Account

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

3.	Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate in good faith their Professional Fee Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Confirmation Date. If a Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Amount.

4.	Post-Confirmation Date Fees and Expenses

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Reorganized Debtor may employ and pay any post-Effective Date fees and expenses of any professional, including any Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of Consummation of this Plan.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Lock-Up Agreement and the Restructuring Implementation Deed, without any requirement (i) to File a fee application with the Bankruptcy Court, (ii) for Bankruptcy Court review or approval, and/or (iii) submission to any party of itemized time detail. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. From and after the Petition Date, the Debtors and the Reorganized Debtors (as applicable) shall pay, when due and payable pursuant to the Lock-Up Agreement, the Restructuring Implementation Deed, and otherwise in the ordinary course the Restructuring Expenses whether incurred before, on, or after the Effective Date. On or prior to the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and unpaid as of the Effective Date shall be submitted to the Debtors and shall be paid, or caused to be paid, by the Reorganized Debtors within ten (10) Business Days of receipt of the applicable final invoice.

Notwithstanding the foregoing, if the Debtors or the Reorganized Debtors, as applicable, dispute the reasonableness of any such estimate or invoice, the Debtors or the Reorganized Debtors, as applicable, shall submit an objection to such applicable Professional within two (2) Business Days of receipt thereof. Any undisputed portion of such invoice shall be paid in accordance with the foregoing paragraph, and the disputed portion of such estimate or invoice shall not be paid until the dispute is resolved.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving Distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Subject to Article III.F of the Plan, the following chart represents the classification of certain Claims against and Interests in each Debtor pursuant to the Plan.

Class	Claim/Interest	Status	Voting Rights
1.	Other Secured Claims	Unimpaired	Presumed to Accept
2.	Other Priority Claims	Unimpaired	Presumed to Accept
3.	RCF Claims	Impaired	Entitled to Vote
4.	Senior Secured Term Loan Claims	Unimpaired	Presumed to Accept
5.	Notes Claims	Impaired	Entitled to Vote
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	Intercompany Claims	Unimpaired /Impaired	Presumed to Accept / Deemed to Reject
8.	Existing Equity Interests	Unimpaired	Presumed to Accept
9.	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject

B.	Treatment of Classes of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1. Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)

Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld), either:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall either (i) receive Cash in an amount equal to such Allowed Other Priority Claim or (ii) be Reinstated.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Class 3 — RCF Claims

(a)

Allowance: On the Effective Date, the RCF Claims shall be Allowed, without setoff, subordination, defense, or counterclaim, in the aggregate principal amount outstanding as of the Petition Date plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Facility Agreement Documents governing the RCF.

(b)	Classification: Class 3 consists of all RCF Claims.

(c)

Treatment: In full and final satisfaction, settlement, release, and discharge of each Allowed RCF Claim, on the Effective Date, each Holder of such Allowed RCF Claim shall receive its pro rata share of the SSRCF; provided that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility. In addition, each Holder of an Allowed RCF Claim shall also receive Cash in an amount equal to all accrued and unpaid interest and all other premiums, fees, costs, or other amounts due and owing pursuant to, and in accordance with, the applicable Facility Agreement Documents, and all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall have been paid, regardless of when accrued and payable.[4]

(d)	Voting: Class 3 is Impaired and the Holders of Allowed RCF Claims are entitled to vote to accept or reject the Plan.

[4]

For the avoidance of doubt, the payment of all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall include any amounts due to any agent under any such Facility Agreement Documents.

4. Class 4 — Senior Secured Term Loan Claims

(a)	Classification: Class 4 consists of all Senior Secured Term Loan Claims against the Debtors.

(b)

Treatment: At the option of the Debtors or the Reorganized Debtors, each Holder will receive (i) payment in full in Cash, or (ii) such Holder will receive such other treatment so as to render its Allowed Senior Secured Term Loan Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)

Voting: Class 4 is Unimpaired and Holders of Allowed Senior Secured Term Loan Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

5. Class 5 — Notes Claims

(a)

Allowance: On the Effective Date, the Notes Claims shall be Allowed, without setoff, subordination, defense, or counterclaim, in the aggregate principal amount outstanding as of the Petition Date plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes.

(b)	Classification: Class 5 consists of all Notes Claims including the Participating Notes Claims.

(c)

Treatment: Each Holder of an Allowed Notes Claim shall receive (i) its pro rata share of the Exchange Notes (provided that Holders of an Allowed Notes Claim denominated in SEK shall receive Exchange Notes denominated in SEK and Holders of an Allowed Notes Claim denominated in Euro shall receive Exchange Notes denominated in Euro); and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents. On the Effective Date, each Holder of an Allowed Notes Claim shall also receive Cash in an amount equal to (i) all accrued and unpaid interest on the principal amount of such Allowed Notes Claim and (ii) all other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes with respect to such Notes Claim. In each case, pro rata calculations shall be in accordance with the definition of the term “Pro Rata Share” in the Lock-Up Agreement.

(d)	Voting: Class 5 is Impaired under the Plan and the Holders of Allowed Notes Claims are entitled to vote to accept or reject the Plan.

6. Class 6 — General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims

(b)

Treatment: Each Holder of an Allowed General Unsecured Claim shall receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in Cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 7 —Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)

Treatment: All Intercompany Claims will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Lock-Up Agreement, Agreed Steps Plan and Restructuring Implementation Deed or may be compromised pursuant to the Swedish Reorganisation Plan.

(c)

Voting: Class 7 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

8. Class 8 —Existing Equity Interests

(a)	Classification: Class 8 consists of all Existing Equity Interests.

(b)	Treatment: Each Holder of an Existing Equity Interest shall have its Existing Equity Interest Reinstated.

(c)

Voting: Class 8 is Unimpaired under the Plan. Holders of Existing Equity Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9. Class 9 —Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)

Treatment: All Intercompany Interests will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Agreed Steps Plan.

(c)

Voting: Class 9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan or the Lock-Up Agreement, nothing under the Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E.	No Waiver

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B hereof. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the terms of the Lock-Up Agreement, to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on the Confirmation Date or such other date as fixed by the Bankruptcy Court.

I.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan or the Restructuring Implementation Deed. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing Distributions, all Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction, including those transactions set forth in the Lock-Up Agreement and Restructuring Implementation Deed, and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions (to the extent not already effected), including, as applicable, to effectuate a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, the Lock-Up Agreement, the Restructuring Implementation Deed or in the Definitive Documents, including: (a) the issuance, transfer, or cancellation of any securities, notes, instruments, Certificates, and other documents required to be issued, transferred, or cancelled pursuant to the Plan or any Restructuring Transaction; (b) issuance of the SSRCF and entry into the Facility Agreement Amendments Documents; (c) issuance of the Exchange Notes and the execution and delivery of the Exchange Notes Indenture; (d) the issuance of the New Money Notes and the execution and delivery of the New Money Notes Indenture and the New Money Notes Purchase Agreement; (e) the execution and delivery of the New Security Documents and amended Intercreditor Agreement; (f) the issuance of the Amended Senior Secured Term Loans and the execution and delivery of the Amended Senior Secured Term Loan Credit Agreement; and (g) the issuance of the Noteholder Ordinary Shares, in each case, subject to the Plan and the consent rights and agreements and obligations contained in the Lock-Up Agreement.

The Combined Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions

1.	Issuance of the New Money Notes

The Reorganized Debtors shall consummate the Rights Offering in accordance with the Rights Offering Documents and the Lock-Up Agreement. Subscription Rights to participate in the Rights Offering shall be allocated among relevant Holders of Notes Claims as of a specified record date in accordance with the Rights Offering Documents and the Plan, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offering in a manner that shall not cause it to be deemed a public offering in any jurisdiction.

Holders of the Subscription Rights (or their Nominee) shall receive the opportunity to subscribe for their pro rata share of up to approximately €526,315,000 (or equivalent) of the New Money Notes, the subscription price for which shall be at an issue price of 98% of the face value of the New Money Notes and, for each Backstop Provider only, less its pro rata share of the Backstop Fee, in accordance with and pursuant to the Plan, the Rights Offering Procedures, the

Lock-Up Agreement and the Agreed Steps Plan. The principal amount of the New Money Notes has been backstopped in full by the Backstop Providers in accordance with the Backstop Agreement. To the extent that any Holders of the Subscription Rights (or their Nominee) do not subscribe for their Subscription Rights, the Backstop Providers shall subscribe for such amounts in the proportions and on the terms set out in the Backstop Agreement.

On the Effective Date, the Reorganized Debtors will issue the New Money Notes, on the terms set forth in the Rights Offering Documents, New Money Notes Indenture, the New Money Notes Purchase Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and this Plan. The New Money Notes issued to the Backstop Providers (in their capacity as Backstop Providers) in connection with the Rights Offering (the “Backstopped Notes”) will be issued only to persons that are: “qualified institutional buyers” (as defined in Rule 144A under the Securities Act); or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemption provided by either section 1145 of the Bankruptcy Code or section 4(a)(2) under the Securities Act; or persons that, at the time of the issuance, were outside of the United States and were not U.S. persons (and were not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the New Money Notes Indenture, the Security Documents (as defined in the New Money Notes Indenture), or the New Money Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the New Money Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Money Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Money Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Money Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The New Money Notes are backstopped by the Backstop Providers pursuant to the Backstop Agreement. In consideration for their backstop of the New Money Notes, each Backstop Provider will receive its pro rata share of the Backstop Fee, as more fully detailed in the Backstop Agreement. The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement and the Agreed Steps Plan.

2. Equity Issuance

On the Effective Date, the Company will issue the Noteholder Ordinary Shares on a pro rata basis to the Holders of Notes Claims (or their Nominee), in accordance with the terms of the Agreed Steps Plan and Restructuring Implementation Deed.

The Company shall use all reasonable efforts to ensure that, as soon as possible following the Effective Date, the ownership of the Noteholder Ordinary Shares shall be reflected through the facilities of Euroclear Sweden. None of the Debtors, the Reorganized Debtors or any other Person shall be required to provide any further evidence other than the Plan or the Combined Order with respect to the treatment of the Noteholder Ordinary Shares under applicable securities laws. Euroclear Sweden and any transfer agent shall be required to accept and conclusively rely upon the Plan or Combined Order in lieu of a legal opinion regarding whether the Noteholder Ordinary Shares are exempt from registration or eligible for Euroclear Sweden book-entry delivery, settlement, and depository services.

All of the Noteholder Ordinary Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance of the Noteholder Ordinary Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.

The Company shall effect the listing of the Noteholder Ordinary Shares on Nasdaq Stockholm as soon as reasonably practicable, and in any event, within six (6) weeks following registration of the issuance of Noteholder Ordinary Shares with the Swedish Companies Registration Office in accordance with the Lock-Up Agreement, the Restructuring Implementation Deed, and the Agreed Steps Plan.

3. SSRCF

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, enter into the Facility Agreement Amendments Documents on or before the Effective Date, on behalf of themselves and each Holder of RCF Claims, on the terms set forth in the Facility Agreement Amendments Documents, and which shall be included in the Plan Supplement. The Facility Agreement will be amended and restated in the form of the Facility Agreement Amendments Documents. On the Effective Date, Holders of RCF Claims shall receive their pro rata share of the SSRCF; provided that all Ancillary Facility Claims (which are pursuant to the Facility Agreement) shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and Claims under the applicable Ancillary Facility.

Confirmation of the Plan shall be deemed approval of the Facility Agreement Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Facility Agreement Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the RCF SteerCo Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Facility Agreement Amendments Documents (a) shall be deemed to be granted, (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Facility Agreement Amendments Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Facility Agreement Amendments Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Amended Senior Secured Term Loan

In order to facilitate the consummation of the Restructuring Transactions, and as a good-faith and reasonable compromise and settlement of any objections of the holders of Senior Secured Term Loan Claims to the treatment of such Claims otherwise provided under the Plan, the Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and the Restructuring Implementation Deed, enter into the Amended Senior Secured Term Loan and related Amended Senior Secured Term Loan Credit Agreement on or before the Effective Date.

Confirmation of the Plan shall constitute approval of the Amended Senior Secured Term Loan Credit Agreement (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the Amended Senior Secured Term Loan Credit Agreement without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the applicable holders of Senior Secured Term Loan Claims.

On the Effective Date, and without the need for any further corporate action or other action by holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Amended Senior Secured Term Loan Credit Agreement (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Amended Senior Secured Term Loan Credit Agreement the Restructuring Implementation Deed, and the amended Intercreditor Agreement, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Plan, the Amended Senior Secured Term Loan Credit Agreement, the Restructuring Implementation Deed, and the amended Intercreditor Agreement and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests in accordance with the Plan, the Amended Senior Secured Term Loan Credit Agreement, the Restructuring Implementation Deed, and the amended Intercreditor Agreement under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5. Exchange Notes

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, issue the Exchange Notes on or before the Effective Date, on the terms set forth in the Exchange Notes Indenture, and included in the Plan Supplement. The Exchange Notes shall be distributed to Holders of Notes Claims (or their respective Nominees) on the Effective Date on account of their respective Notes Claims in the manner set forth in the Plan.

Confirmation of the Plan shall be deemed approval of the Notes Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors, the Reorganized Debtors, or a non-Debtor Affiliate in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Notes Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the Majority Core Noteholder Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the Notes Amendments Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the Notes Amendments Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Notes Amendments Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the Notes Amendments Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Notes Amendments Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

D.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date) shall be deemed authorized and approved in all respects, including: (1) the issuance and Distribution of the Noteholder Ordinary Shares; (2) the issuance of New Money Notes; (3) the issuance of Exchange Notes; (4) entry into the Facility Agreement Amendments Documents, (5) entry into the Amended Senior Secured Term Loan; (6) implementation of the Restructuring Transactions; (7) entry into the Transaction Documents; and (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases.

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Noteholder Ordinary Shares, the Exchange Notes, the New Money Notes, the Facility Agreement Amendments Documents, the Amended Senior Secured Term Loan, the Transaction Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.D shall be effective notwithstanding any requirements under non-bankruptcy law.

Upon Confirmation of the Plan, each Holder of RCF Claims and each Holder of Notes Claims will be deemed to have appointed the Company as its attorney and agent and to have irrevocably instructed, authorized, directed and empowered the Company (or its authorized representative) solely to (i) enter into, execute and (if applicable) deliver, for and on its behalf, any Transaction Document to which it is party, in each case solely to the extent consistent with the Lock-Up Agreement, Agreed Steps Plan and the Restructuring Implementation Deed and (ii) in the case of Holder of Notes, to take any action necessary to ensure that steps described in the Agreed Steps Plan and the Restructuring Implementation Deed are carried out, including if necessary updating the books and records of the relevant clearing systems in which the Notes are held.

E.	Corporate Existence

Except as otherwise provided in the Plan or Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

F.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement (including, for the avoidance of doubt the Agreed Steps Plan and Restructuring Implementation Deed), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances. If the Reorganized Debtors default in performing under the provisions of the Plan and the Chapter 11 Cases are converted to Chapter 7, all property vested in each Reorganized Debtor and all subsequently acquired property owned as of or after the conversion date shall revest and constitute property of the bankruptcy Estates in such Chapter 7 cases. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Combined Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan, the Lock-Up Agreement, or the Restructuring Implementation Deed, all credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents/Trustees shall be released from all duties thereunder; provided, that, notwithstanding Confirmation or the occurrence of the Effective Date, any such document that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive Distributions under the Plan as provided herein, (b) governing the contractual rights and obligations among the Agents/Trustees and the lenders or Holders party thereto (including, without limitation, indemnification, expense reimbursement, and Distribution provisions) until the Reorganized Debtors emerge from the Chapter 11 Cases, (c) preserving any rights of the Agents/Trustees thereunder to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement, (d) permitting each Agent/Trustee to perform any functions that are necessary to effectuate the immediately foregoing, including appearing and being heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court; (e) facilitating the amendment, reinstatement and combination of the Facility Agreement into the Facility Agreement Amendments Documents, solely to the extent set forth in the Lock-Up Agreement, (f) facilitating the issuance of New Money Notes, solely to the extent set forth in the Lock-Up Agreement, (g) facilitating the issuance of the Exchange Notes, solely to the extent set forth in the Lock-Up Agreement, (h) facilitating the amendment of the Senior Secured Term Loan into the Amended Senior Secured Term Loan, on the terms set forth in the Senior Secured Term Loan Consent Letter, (i) facilitating the issuance of the Noteholder Ordinary Shares, solely to the extent set forth in the Lock-Up Agreement and (j) furthering any other purpose as set forth in the Lock-Up Agreement, Restructuring Implementation Deed, and Transaction Documents.5

H.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Transaction Documents, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

[5]	For the avoidance of doubt, the Facility Agreement Documents shall not be cancelled, but shall be amended in accordance with the Agreed Steps Plan and the Restructuring Implementation Deed.

I.	Certain Securities Law Matters

Except as described in the following paragraphs, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the offer, issuance, and Distribution of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) issued pursuant to the Plan on account of Notes Claims. The offering, issuance, and Distribution of such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) pursuant to section 1145(a) of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, Distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

With respect to any Consenting Noteholder who signed the Lock-Up Agreement before the filing of the Chapter 11 Cases with the Bankruptcy Court, the Debtors relied on section 4(a)(2) of the Securities Act or Regulation S under the Securities Act for the offer of the Exchange Notes and the Noteholder Ordinary Shares to be issued pursuant to the Plan on account of Notes Claims, and the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the issuance and Distribution of such Exchange Notes and the Noteholder Ordinary Shares. Such Exchange Notes and Noteholder Ordinary Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

The Debtors will rely on section 1145(a) of the Bankruptcy Code, section 4(a)(2) of the Securities Act and Regulation S under the Securities Act, or any other available exemption from registration under the Securities Act, as applicable, to exempt from registration under the Securities Act the offer, issuance, and Distribution of the New Money Notes issued pursuant to the Plan, which do not include any Backstopped Notes. Such Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement). Such Backstopped Notes may be resold, exchanged, assigned or otherwise transferred pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

J.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan, including: (a) the issuance, Distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the SSRCF, the Amended Senior Secured Term Loan, the Exchange Notes, and the New Money Notes, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Combined Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.	Employee and Retiree Benefits

All compensation and benefits programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action included in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Consenting Creditors) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Claims or Causes of Action that have been expressly released by the Debtors pursuant to the Debtor Release (including, for the avoidance of doubt, Claims against the Consenting Creditors).

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. The Rejected Executory Contract and Unexpired Lease List shall be acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group and the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Lock-Up Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Lock-Up Agreement shall be binding and enforceable against the parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Lock-Up Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreement including, without limitation, any termination events or provisions thereunder. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each Consent Fee Eligible Participating Lender (x) the RCF Lock-Up Fee and (y) to the extent the RCF Forbearance Fee has not been paid in accordance with the terms of the Lock-Up Agreement, the RCF Closing Fee, in each case, calculated in the manner set forth in the Lock-Up Agreement. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each (x) Consent Fee Eligible Consenting Eurobond Noteholder the Eurobond Consent Fee, (y) Early Bird Eligible Consenting Eurobond Noteholder the Early Bird Eurobond Consent Fee, (z) eligible Participating MTN Holder, the Simple Majority MTN Consent Fee, or, the Enhanced Majority MTN Consent Fee in additional Exchange Notes, in each case to the extent applicable in accordance with the terms of, and calculated in the manner set forth in the Lock-Up Agreement.

Entry of the Combined Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List identified in this Article V.A and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations

On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, managers’, employees’, or agents’ indemnification rights.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Effective Date or (2) entry of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III hereof.

D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Claims and Noticing Agent on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors (with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure has been fully paid pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Insurance Policies

Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided herein or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Combined Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay Claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure Amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to the consent of the Majority Consenting Creditors (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered into after the Petition Date

Notwithstanding anything contained herein (including any release, discharge, exculpation or injunction provisions) or the Combined Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Combined Order and any other Definitive Documents.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided (i) herein, (ii) upon a Final Order, or (iii) in an agreement by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial Distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan.

B.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred on or after the Confirmation Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Confirmation Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial Distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial Distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any Distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other Distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other Distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

D.	Delivery of Distributions

Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to Distributions to Holders of RCF Claims and Notes Claims), and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to Holders of record as of the Effective Date by the Distribution Agent: (1) to the address of such Holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Article VI.D of the Plan, the Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any Distributions under the Plan, including for the avoidance of doubt, Distributions to the Holding Period Trust.

1. Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

2. Foreign Currency Exchange Rate

Except as otherwise provided in a Final Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall, for the purposes of determining the amount of a Distribution be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as displayed by Bloomberg L.P. or, if that rate is not available, as published in The Wall Street Journal, National Edition, as of a date to be agreed by the Debtors or the Reorganized Debtors, the Majority Participating Lenders, and the Majority Core Noteholder Group.

3. Undeliverable, and Unclaimed Distributions

(a)

Undeliverable Distributions. If any Distribution to a Holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further Distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed Distributions shall be made to such Holder on the next Distribution Date. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors until such time as a Distribution becomes deliverable, or such Distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(b)

Reversion. Any Distribution under the Plan, other than with respect to the Noteholder Ordinary Shares or Exchange Notes, that is an unclaimed Distribution for a period of six months after Distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such unclaimed Distribution is not Noteholder Ordinary Shares or Exchange Notes, as applicable, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the Distribution that is an unclaimed Distribution, to the contrary.

(c)

Noteholder Ordinary Shares / Exchange Notes. Noteholder Ordinary Shares and Exchange Notes will be issued directly to any Holder of an Allowed Notes Claim (or its Nominee(s)) that has confirmed its details (including details of a securities account that is compatible with Euroclear Sweden) to the Distribution Agent by no later than the date falling 10 Business Days prior to the Effective Date (or such other time and date as the Debtor and the Majority Core Noteholder Group may agree). Any Holder of an Allowed Notes Claim that has not confirmed its details by this date shall accept that its pro rata share of the Noteholder Ordinary Shares and Exchange Notes may instead be transferred to the Holding Period Trust.

If any Holder of an Allowed Notes Claim is unable, owing to fund constitutional or binding governance reasons, to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes or to nominate a Nominee to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes, such Noteholder Ordinary Shares or Exchange Notes may be transferred to the Holding Period Trust. Any unclaimed Noteholder Ordinary Shares or Exchange Notes held by the trustee at the end of such fixed period shall be liquidated and the net proceeds held on trust for a further fixed period for such Holder of an Allowed Notes Claim to claim. Upon the expiry of the later fixed period, the trustee will deliver any unclaimed proceeds to the Debtor.

4. Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

E.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any Distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.

2. Claims Payable by Insurance Carriers

No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Noticing Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided herein, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

F.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Creditor) and the Distributions to be made pursuant to the Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided, further, that such Holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Effective Date.

G.	Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

H.	Minimum Distributions

No (a) fractional shares of Noteholder Ordinary Shares or (b) fractional New Money Notes or Exchange Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or Distribution of a (a) fraction of a dollar or (b) fractional New Money Note or Exchange Note under this Plan would otherwise be called for, such payment or Distribution shall be rounded as follows: (x) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number; and (y) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment or Distribution therefore. The total number of authorized New Money Notes, and/or Exchange Notes, as applicable, shall be adjusted as necessary to account for the foregoing rounding, subject to any minimum denominations required under the Exchange Notes or the New Money Notes, as the case may be.

Whenever any payment or Distribution of a fraction of a dollar or fractional share of Noteholder Ordinary Shares under this Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding down of such fraction to the nearest whole dollar or share of Noteholder Ordinary Shares, with half dollars and half shares of Noteholder Ordinary Shares or less being rounded down.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Generally

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan or Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced. The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

B.	Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (i) one (1) year after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim or to Proof of such Claim.

C.	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Participating Lenders and the Majority Core Noteholder Group, not to be unreasonably withheld, may (i) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (ii) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim, including, without limitation, at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

D.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

E.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

F.	Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article IV of the Plan.

G.	Claim Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

H.	Single Satisfaction of Claims and Interests

In no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Interest exceed 100 percent of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens

Except as otherwise provided in or pursuant to the New Security Documents, the Plan, the Combined Order, or any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B. hereof and any existing mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates or the Debtors’ affiliates for the benefit of Holders of RCF Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, other than, for the avoidance of doubt, the Liens and security interests granted pursuant to, or in connection with, the Facility Agreement Amendments Documents, the Amended Senior Secured Term Loan Credit Agreement, the Notes Amendments Documents or the Security Documents (as defined in the Notes Amendments Documents). Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Combined Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors

Except as otherwise specifically provided in the Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any Avoidance Actions and derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, the Lock-Up Agreement, the

Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct gross negligence of an Entity other than a Debtor, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

D.	Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Combined Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, or the Lock-Up Agreement. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments

Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

E.	Exculpation

Except as otherwise expressly provided in the Plan or the Combined Order, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any and all Causes of Action arising from the Petition Date to the Effective Date whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort or otherwise, for any claim related to any act or omission in connection with, relating to, or arising out of the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and Distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action (other than a Cause of Action against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors) unknown to such Exculpated Party as of the Effective Date that arises out of actual fraud or gross negligence of an Entity other than such Exculpated Party, or (iv) the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such Distributions made pursuant to the Plan.

F.	Injunction

Upon entry of the Combined Order, all Persons and Entities shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan or the vesting of the Estates’ assets in, and the enjoyment of such assets by, the Reorganized Debtors pursuant to this Plan.

Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Combined Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions (collectively, the “Covered Matters”) against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties (the “Covered Entities”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

With respect to any Covered Entity, no Entity or Person may commence or continue any action, employ any process, or take any other act to pursue, collect, recover or offset any Claim, Interest, debt, obligation, or Cause of Action relating or reasonably likely to relate to any act or commission in connection with, relating to, or arising out of a Covered Matter (including one that alleges the actual fraud, gross negligence, or willful misconduct of a Covered Entity), unless expressly authorized by the Bankruptcy Court after (1) it determines, after a notice and a hearing, such Claim, Interest, debt, obligation, or Cause of Action is colorable and (2) it specifically authorizes such Entity or Person to bring such Claim or Cause of Action. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether any such Claim, Interest, debt, obligation or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Article XI, shall have jurisdiction to adjudicate such underlying colorable Claim, Interest, debt, obligation, or Cause of Action.

G.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied, in a manner reasonably acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders, or waived pursuant to Article IX.B of the Plan:

1.	the Combined Order in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders shall be a Final Order ;

2.

the Transaction Documents and the New Security Documents, shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

3.	the Backstop Agreement shall remain in full force and effect and shall not have terminated pursuant to its terms;

4.	the Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Procedures;

5.

issuance of the Noteholder Ordinary Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date), in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

6.

all conditions precedent to the issuance of the Exchange Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

7.

all conditions precedent to the issuance of the New Money Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

8.

all conditions precedent to the effectiveness of the SSRCF have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

9.

all other applicable Definitive Documents shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

10.	the establishment and funding of the Professional Fee Escrow Account;

11.

payment of all fees, costs and expenses required to be paid under the Lock-Up Agreement, the Backstop Agreement, and the other Transaction Documents and in accordance with the Lock-Up Agreement, including the Restructuring Expenses (to the extent not already paid);

12.	the Swedish Reorganisation Plan Confirmation shall have occurred and shall be a Final Order;

13.

the Agreed Steps Plan and evidence that steps and transactions referred to therein as steps/transactions to be undertaken on or prior to the Effective Date shall have been or will be duly completed to the satisfaction of the Majority Core Noteholder Group and the Majority Participating Lenders in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

14.	all payments in Cash due pursuant to the Treatment in Class 3 and pursuant to the Treatment in Class 5 shall have been paid in full in Cash;

15.

all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions and any applicable waiting period under applicable law (including with respect to antitrust laws) shall have expired, in either case, to the extent required;

16.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise preventing or prohibiting the consummation of any Restructuring Transactions;

17.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by, and in accordance with, the Lock-Up Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan; and

18.	either:

i)	the Lock-Up Agreement shall not have been terminated and shall remain in full force and effect; or

ii)

(a)	on or before May 30, 2025 the Debtors shall have delivered the Swedish RP Certificate to the Consenting Creditors;

(b)

the Lock-Up Agreement shall not have been terminated other than pursuant to clause 8.1(b) (Automatic Termination) of the Lock-Up Agreement and such termination shall have occurred not more than 122 days before the Effective Date; and

(c)	the Company shall have delivered to the Consenting Creditors a LUA Compliance Certificate;

(d)

no event or circumstance has occurred which (with the expiry of any grace period, the giving of any notice or any combination of the foregoing) would have resulted in a termination right arising in favor of (i) the Majority Core Noteholder Group or the Majority Participating Lenders under paragraphs (c) to (e) of Clause 8.3 (Voluntary termination) or 8.5 (Termination by Participating Lenders with respect to Participating Lenders only) of the Lock-Up Agreement or (ii) the Majority Participating Lenders or the Majority Consenting Noteholders under paragraph (f) of Clause 8.3 (Voluntary termination) of the Lock-Up Agreement (in each case, as if it had not already terminated) and none of the Majority Core Noteholder Group, the Majority Participating Lenders nor the Majority Consenting Noteholders have delivered notice to the Company confirming that it or they would have terminated the Lock-Up Agreement on the basis of such event or circumstance if the Lock-Up Agreement had still been in full force and effect; and

(e)	neither the Majority Core Noteholder Group nor the Majority Participating Lenders have delivered an Effective Date Failed CP Notice to the Company.

B.	Waiver of Conditions Precedent

The Debtors, with the prior written consent (which may be provided through electronic mail) of the Majority Core Noteholder Group and the Majority Participating Lenders, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the Lock-Up Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Consenting Creditors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations and terms contained in the Plan, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Combined Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, subject to the Lock-Up Agreement, to remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein, in each case set forth in the preceding clauses (1) and (2) with the prior written consent (which may be provided through electronic mail) of the Majority Consenting Creditors. The Debtors must give counsel to the Consenting Creditors (or, if a Consenting Creditor does not have counsel, to such Consenting Creditor) at least five (5) Business Days’ advance notice, or otherwise as much notice as is reasonably practicable, prior to withdrawing the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Lock-Up Agreement and the approval rights of the parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Lock-Up Agreement that survive the termination of these agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, which shall be exclusive jurisdiction within the territorial jurisdiction of the United States, including jurisdiction to:

1.

subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.

resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.

ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to Distributions under the Plan;

5.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Combined Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Combined Order; or (d) related to section 1141 of the Bankruptcy Code;

11.	decide and resolve all matters related to the issuance of the Noteholder Ordinary Shares and the New Money Notes and the execution of the Transaction Documents;

12.	enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

13.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

14.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15.	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.	enforce all orders previously entered by the Bankruptcy Court; and

17.	hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

provided, in each case, that the Bankruptcy Court shall not retain jurisdiction over matters arising from agreements or documents (or performance under agreements or documents) contained in the Plan Supplement or any Definitive Documents, in each case, that have a jurisdictional, forum selection, or dispute resolution clause that refers matters to or permits a Person to bring actions before a different court or forum, and any matters arising from agreements or documents (or performance under any agreements or documents) contained in the Plan Supplement or any other Definitive Documents that contain such clauses shall be governed in accordance with the provisions of such agreements or documents; provided, further, that if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, however, that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the Lock-Up Agreement, including the condition that such agreements and other documents shall be in form and substance reasonably acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

Prior to the Effective Date, the Debtors shall pay all fees due and payable pursuant to 28 U.S.C. § 1930(a)(6) and shall File monthly reports in a form reasonably acceptable to the U.S. Trustee. On or after the Effective Date, the Reorganized Debtors shall pay any and all fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Reorganized Debtor shall remain obligated to pay all fees to the U.S. Trustee until the applicable Debtor’s Chapter 11 Case is closed.

D.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Combined Order. None of the filing of the Plan, any statement or provision contained in the Plan, including the amounts set forth in Article III.D, or the taking of any action by any Debtor or any party in interest with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any party in interest prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.

F.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Intrum AB Riddargatan 10 Stockholm, Sweden 11435 Attention: Niklas Lundquist

Counsel to Debtors

Porter Hedges LLP

1000 Main St., 36th

Houston, TX 77002

Attn.: John F. Higgins (jhiggins@porterhedges.com)

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn.: Dennis F. Dunne (ddunne@milbank.com)

Jaimie Fedell (jfedell@milbank.com)

Counsel to Consenting Noteholders

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn.: Adam J. Goldberg (adam.goldberg@lw.com)

Ebba Gebisa (ebba.gebisa@lw.com)

Brian S. Rosen (brian.rosen@lw.com)

Thomas Fafara (thomas.fafara@lw.com)

Counsel to the RCF SteerCo Group

Clifford Chance US LLP

Two Manhattan West

375 9th Avenue

New York, NY 10001

Maja Zerjal Fink (maja.zerjalfink@cliffordchance.com)

Robert Johnson (robert.johnson@cliffordchance.com)

Madelyn Nicolini (madelyn.nicolini@cliffordchance.com)

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Lock-Up Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.ra.kroll.com/IntrumAB or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

J.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Lock-Up Agreement and in form and substance reasonably satisfactory to the Majority Consenting Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Combined Order, the Debtors, the Consenting Creditors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and pursuant to section 1125(e) of the Bankruptcy Code, and participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered, issued, or sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered, issued, or sold under the Plan.

L.	Closing of Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules. Furthermore, the Claims and Noticing Agent is authorized to destroy all paper/hardcopy records related to this matter two (2) years after the Effective Date has occurred.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Lock-Up Agreement, the Plan Supplement, or other papers Filed prior to the Confirmation Date.

N.	Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

O.	2002 Notice Parties

The Combined Order shall provide that, after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

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Dated: December 18, 2024

Respectfully submitted,

By:	/s/ Andrés Rubio
Name: Andrés Rubio
Title: Chief Executive Officer

On behalf of Intrum AB (pub) and its Debtor affiliate